Exhibit 99.2

Franklin Financial Services Corporation

2013 Annual Meeting Speech

April 30, 2013

William E. Snell, Jr. President and CEO

GOOD MORNING! I’m delighted that so many of you could join us today. Before I begin my remarks, I would like to introduce our Board of Directors and some other distinguished attendees at today’s meeting. Please stand as I call your name.

Warren Elliott – Chairman of the Board, Chuck Bender, Marty Brown, Dan Fisher, Don Fry, Skip Jennings, Rick Jordan, III, Stanley Kerlin, Don Mowery, Steve Patterson, and Marty Walker.

Finally some distinguished professionals who serve your company in attendance today:

- Dean Dusinberre of Rhoads & Sinon, Attorneys-at-Law, our

SEC Counsel;

- Keith Cenekofsy of ParenteBeard LLC our Certified Public

Accountant;

- Gary D’Allesandro representing Registrar & Transfer

Company transfer agent for Franklin Financial Stock AND

- Jim Weaver of Weaver Consulting and Asset Management.

You’ll hear more from Jim later in the program when he

presents his annual economic forecast and market update.

Franklin Financial reported earnings of $5,365,000 in 2012, representing an 18.3% decrease from our 2011 earnings of $6,569,000. Diluted earnings per share decreased to $1.32 per share in 2012 from $1.66 per share in 2011.

As a shareholder, you received cash dividends of $0.78 per share in 2012, representing a 27.8% decline from the $1.08 per share regular cash dividends paid in 2011. This was a result of our decision to decrease the dividend to $0.17 per share for each of the last three quarters from the $.27 regular cash dividend paid to shareholders in the first quarter of 2012 as well as in previous quarters.

Our current dividend payout represents a 4.86% return based upon the closing price of Franklin Financial stock at December 31, 2012. Our dividend payout ratio remains in the upper end of our peer banking group range.

The market value of a share of Franklin Financial stock rebounded from a closing price of $12.35 at December 31, 2011 to $14.00 at December 31, 2012. As of mid-April, the market value of a share of Franklin Financial stock had improved into the $16.00 to $16.25 range.

Throughout 2012, our ability to increase earnings was impaired by the same factors that have challenged the financial services industry for the past several years - weak quality loan demand, compressed net interest rate margins, increased compliance costs and reduced fee income. In previous years, we had been able to generate earnings from balance sheet growth despite margin compression.

However, that was not the case in 2012 as both individuals and businesses in South Central Pennsylvania were hesitant to borrow and cautious in their outlook for the overall economic recovery. As a result of slower growth on our balance sheet and a narrowing margin, net interest income declined by 1.3% from a year earlier.

Although most components of Non-Interest Income increased during 2012, Total Non-Interest Income declined by $749,000 or 7.3% to $9,451,000. This decrease resulted from write-downs in the amount of $582,000 on two properties held in Other Real Estate Owned as well as lower Securities Gains. Non-Interest expense increased by $2,268,000 or 8% during 2012, reflecting increased Salary and Benefits Expense as well as a one-time penalty in the amount of $439,000 to prepay $33,138,000 in higher interest rate borrowings at the Federal Home Loan Bank of Pittsburgh. This action will benefit Net Interest Income in future years.

Our Provision for Loan Losses declined from $7,524,000 to $5,225,000. In 2012 our net loans charged off ratio improved to 0.60% from 0.86% in 2011 as net charge-offs declined from $6,602,000 in 2011 to $4,569,000 in 2012.

Non-Accruing Loans totaled $36,394,000 at year-end, representing a 105% increase over the $17,756,000 at year end 2011. We have been able to exit some problem credits, however, the impact of the continuing sluggish economy created challenges for several additional customer relationships. As a result, our nonperforming ratios rose to 4.90% of gross loans and 4.10% of total assets at year-end.

Franklin Financial’s total assets at December 31, 2012 topped the $1 billion mark, reaching $1,027,363,000 as compared to $990,248,000 one year earlier, an increase of 3.7%. Net loans outstandings declined by 1.8% on a year-over-year basis while average loan outstandings decreased by 0.4%.

Commercial loan demand softened with average loan outstandings in this portfolio increasing $9,501,000 or only 1.6%. Average consumer loan outstandings decreased 14.0% to $79,053,000 as consumers continued to be hesitant to look for credit and focused on a flight to safety with increased savings. Average residential mortgage loan outstandings were relatively unchanged, although mortgage activity was brisk throughout the year from refinancings. During 2012, our mortgage originators settled more than $52,000,000 in mortgage loans, the highest volume in many years.

The consumer flight to safety was apparent in our deposit balances. Total deposits and repurchase agreements as measured at December 31, 2012 increased by 9.0% to $916,649,000 while average deposits and repurchase agreements increased 7.4% to $900,175,000. Average core deposits (i.e. checking, savings, and interest bearing checking) increased by $20,675,000 or 7.7%.

Average balances in our Money Management Account increased by $56,987,000 or 18.4% as the competitive yield and liquidity offered by this product continued to be attractive to customers.

Our Net Interest Margin dropped from 3.73% in 2011 to 3.50% on a fully tax equivalized basis at year end as we faced intense pricing competition to retain and grow quality loans as well as loan assets repricing at lower rates. Accordingly, fully tax equivalized Net Interest Income decreased by 1.3% from $34,367,000 in 2011 to $33,935,000 in 2012.

The market value of assets under management by our Investment and Trust Services Department grew by 8.1% to $520,434,000 at December 31, 2012, reflecting the addition of new client relationships and higher market valuations. Assets under management as reported do not include approximately $116,413,000 in assets held at third party brokers at December 31, 2012 compared to $114,600,000 at year-end 2011. Investment and Trust Services fee income, including revenue generated through the Personal Investment Centers, increased 3.4% from $3,953,000 in 2011 to $4,087,000 in 2012.

Our financial condition remains strong as evidenced by a Total Risk-Based Capital Ratio of 12.60% and a Leverage Capital Ratio of 8.29%. These ratios remain above the levels that federal regulators require for an institution to be considered “well capitalized.”

Our Tangible Common Equity Ratio, which measures Total Equity net of Goodwill and Intangible Assets as a percentage of Total Assets excluding Goodwill and Intangible Assets stands at 8.01% at year-end up from 7.82% at December 31, 2011. This ratio is increasingly used by regulators and investors as a measure of capital adequacy.

In October, we appointed Registrar and Transfer Company as our new transfer agent, registrar and dividend agent to better serve our shareholders. You now have access to your account information online to update your account information, request transfer ownership of shares, cast votes, and more. And shareholders have the flexibility to either contact our corporate secretaries for assistance or contact Registrar and Transfer Company directly.

Shareholders continue to participate in the Dividend Reinvestment and Stock Purchase Plan (“the Plan”). Since amendments to the Plan were made in September 2010 to enhance our capital adequacy, in excess of $3.4 million has been invested by shareholders through the Plan.

Last year we engaged in a checking account acquisition strategy aimed at increasing our market share. This campaign targeted customers of other financial institutions who are being impacted by disruptions relating to merger or regulatory issues using a predictive statistical model to identify the best prospects in targeted markets. The program was supported by customer service and sales training, tell-a-friend referrals, mystery shopping, and performance monitoring. We are pleased to report that the program was effective in growing consumer checking accounts by 58% and new consumer checking balances by over 90%.

During the spring, the F&M Trust Newville Office relocated from 9 West Big Spring Avenue to 51 South High Street on May 29. The new office, although occupying less square footage than the previous facility, offers full-service banking including drive-up teller service, drive-up ATM access, safe deposit boxes, and lobby service.

In July, we began the expedited issuance of debit cards to enhance the delivery of service to our customers. Debit cards for new accounts, as well as those being replaced as a result of being lost or stolen, are produced locally using ‘flat card’ technology. This enhancement reduced turn-around time by more than half and allows us to accommodate special issuance requests more easily. In early December, our web site underwent a facelift with a fresh new look and mobile application. And we rolled out a mobile banking platform so customers could bank with us on their smartphones.

F&M Trust’s Mechanicsburg Office, located at 6375 Carlisle Pike, Mechanicsburg in the Silver Creek Plaza on the Pike, opened for business on November 14. The 3,188 square foot facility includes a banking lobby with teller stations and customer service offices, drive-up teller and drive through ATM services, conference room, and offices for Commercial Services and Small Business Relationship Managers, Investment and Trust Services staff, and Residential Mortgage Originators. Cydnie Kelly joined us as the Community Office Manager of the Mechanicsburg Office, the twenty-sixth community banking office in our network.

In the fourth quarter, Richard E. Jordan III was appointed to the boards of directors of Franklin Financial Services Corporation and its subsidiary, F&M Trust, as a Class C director with a term expiring in 2015. Jordan is a commercial real estate manager and developer serving as Vice President of Smith Land & Improvement Corporation, Camp Hill. He is active in the community serving on numerous boards.

In 2013, we will continue to enhance banking convenience for our customers through advancements in technology. In April we introduced Online Account Creation, giving customers the ability to open accounts online. By mid-year, customers will be able to create their own customized Freedom Cards (MasterCard Debit Card) by selecting an image from their PC, Facebook, Twitter, Flicker, or Picasa, customize the image, and create the card.

In the second half of 2013 we will add Mobile Express Deposit or remote deposit capture to our mobile banking platform. When this service is introduced, customers will be able to deposit checks from home, work, or nearly anywhere simply by taking a photo of the items with their smartphone and electronically presenting them for deposit. We are also planning upgrades to our online banking and online bill pay systems during the year.

Our Investment and Trust Services Division is currently evaluating several candidates for our broker dealer business. We anticipate that our selection will provide a higher level of support resulting in enhanced customer service.

Franklin Financial’s first quarter earnings were released this morning. Your company earned $1,551,000 in the first quarter of 2013 an increase of $182,000 or 13% from the $1,369,000 earned in 2012. Diluted earnings per share were $.38 in the first quarter of 2013 versus $.34 per share last year.

The primary factor driving this increase was a reduction in our provision to the Allowance for Loan Losses in the amount of $1,147,000. As you may recall, during the first quarter of 2012, we charged off a collateral shortfall in the amount of $1,600,000 on one property securing a commercial loan after receiving an appraisal indicating a 31% decline in its market value during a 13-month period.

On April 25th the Board of Directors declared a $.17 per share regular quarterly dividend for the second quarter of 2013. Total regular cash dividends paid during the first two quarters of 2013 will be $.34 per share. The regular cash dividend for the second quarter will be paid on May 22nd to shareholders of record at the close of business on May 10, 2013.

Our perspective is that 2013 will be yet another challenging year for financial institutions with this prolonged period of low interest rates and high levels of unemployment and loan delinquencies continuing. In addition, we see additional regulations for all financial institutions continuing to have an impact on our industry.

Your interest and support as Franklin Financial shareholders is very much appreciated.

Are there any questions from the floor?

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